Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders
SkyWest, Inc.:

     We consent to the incorporation by reference in registration statements (Nos. 33-41285, 33-60173, and 333-70408) of our report dated February 5, 2003 with respect to the consolidated balance sheet of SkyWest, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the amended Annual Report on Form 10-K/A of SkyWest, Inc. for the year ended December 31, 2001. Our report dated February 5, 2003 refers to the restatement of SkyWest, Inc. and subsidiaries’ consolidated financial statements as of December 31, 2001 and for the year then ended.

/s/ KPMG LLP

Salt Lake City, Utah
February 5, 2003

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